 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 10, 2014

CAPE BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-33934	26-1294270
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

225 North Main Street, Cape May Courthouse, New Jersey	08210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 465-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On September 10, 2014, Cape Bancorp, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and Colonial Financial Services, Inc. (“Colonial Financial”). Pursuant to the Merger Agreement, Colonial Financial will merge with and into the Company, with the Company as the surviving entity. Immediately thereafter, Colonial Bank, FSB, a federal thrift, will merge with and into Cape Bank, a New Jersey chartered savings bank, with Cape Bank as the surviving entity.

Under the terms of the Merger Agreement, 50% of Colonial Financial’s common shares will be converted into Company common stock and the remaining 50% will be exchanged for cash. Colonial Financial’s stockholders will have the option to elect to receive either 1.412 shares of the Company’s common stock or $14.50 in cash for each Colonial Financial common share, subject to proration to ensure that, in the aggregate, 50% of Colonial Financial’s common shares will be converted into Company stock. In the event that Colonial Financial's consolidated net book value at the month-end prior to the closing date is less than $63.1 million, the cash consideration will be reduced by an amount as determined by a formula included in the Merger Agreement.

The transaction has been approved by the Boards of Directors of the Company and Colonial Financial. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of both Colonial Financial’s stockholders and the Company’s stockholders.

The Merger Agreement includes customary representations, warranties and covenants of the Company and Colonial Financial made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract by and among the Company and Colonial Financial and are not intended to provide factual, business, or financial information about the Company or Colonial Financial. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or different from what a stockholder might view as material, may have been used for purposes of allocating risk between the Company and Colonial Financial rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger Agreement and generally were solely for the benefit of the parties to that agreement. Colonial Financial has agreed to operate its business in the ordinary course consistent with past practice until the closing of the transaction and not to engage in certain kinds of transactions during such period (without the prior written consent of the Company).

Colonial Financial has also agreed not to (i) solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, enter into discussions or an agreement concerning, or to provide confidential information in connection with, any proposals for alternative business combination transactions.

Pursuant to the Merger Agreement, two current directors of Colonial Financial will be appointed to the Boards of Directors of the Company and Cape Bank.

The foregoing description of the Merger Agreement is included to provide information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

On September 10, 2014, the Company issued a press release announcing the execution of the Merger Agreement, which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Company’s presentation relating to this transaction is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in the Company’s Annual Report on Form 10-K, the following factors could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: the businesses of the Company and Colonial Financial may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; or the stockholders of either the Company or Colonial Financial may fail to approve the merger.

Item 8.01.      Other Events

The Company has completed its previously announced third stock repurchase program. The Company repurchased 602,389 shares of its common stock at an average price of $10.317 per share.

Item 9.01.     Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not Applicable.

(b)	Pro forma financial information. Not Applicable.

(c)	Shell company transactions: Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of September 10, 2014 by and between Cape Bancorp, Inc. and Colonial Financial Services, Inc.

99.1	Press Release dated September 10, 2014

99.2	Cape Bancorp, Inc. Presentation dated September 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPE BANCORP, INC.
DATE: September 11, 2014	By:	/s/ Michael D. Devlin
Michael D. Devlin
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of September 10, 2014 by and between Cape Bancorp, Inc. and Colonial Financial Services, Inc.

99.1	Press Release dated September 10, 2014

99.2	Cape Bancorp, Inc. Presentation dated September 10, 2014